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                                                                   EXHIBIT 10.28

                          MASTER LICENSING AGREEMENT

                                By and between

                      Electronic Registry Systems, Inc.
                                     and
                                 InsynQ, Inc.


This Agreement is entered into as of this 7/th/ day of April, 2000 (the "Effective Date") by and between Electronic Registry Systems, Inc. ("ELECTRONIC REGISTRY SYSTEMS, INC.") a Ohio corporation, having its principal place of business at 270 Northland Blvd. # 111 Cin. OH 45246 and InsynQ ("InsynQ"), a Washington corporation, having its principal place of business at 1101 Broadway, Tacoma, WA 98405.

     RECITALS

A. WHEREAS, INSYNQ has developed and distributes proprietary services that enable application hosting over the Internet;

B. WHEREAS, ELECTRONIC REGISTRY SYSTEMS, INC. wishes to obtain a license to sell such services on the terms and conditions set forth herein, and INSYNQ wishes to license the sale of such services to ELECTRONIC REGISTRY SYSTEMS, INC. on such terms and conditions.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.   DEFINITIONS.

1.1 "Application Hosting" means the process of installing software on a server located in InsynQ's data center and providing ongoing outsourced services including, but not limited to data back-up, application delivery and data storage for a third party.

1.2 "Licensing" means a third party, including any subsidiary, parent or related or affiliated company of ELECTRONIC REGISTRY SYSTEMS, INC. that is appointed by ELECTRONIC REGISTRY SYSTEMS, INC. to promote, market and sublicense the service to End Users.

1.3 "End User means a third party who licenses a copy of the Product for internal use and not for resale.

1.4 "ELECTRONIC REGISTRY SYSTEMS, INC. Products" means the products developed, manufactured and distributed by ELECTRONIC REGISTRY SYSTEMS, INC. which are listed on Exhibit B attached hereto and incorporated herein by reference.

1.5 "Trademarks" means the trademarks, logos and trade names used by INSYNQ in connection with the Services and Documentation which are provided by INSYNQ to ELECTRONIC REGISTRY SYSTEMS, INC. from time to time.

2.   LICENSE GRANTS.

2.1 License. Subject to the terms and conditions of this Agreement, INSYNQ hereby grants ELECTRONIC REGISTRY SYSTEMS, INC. a non-exclusive, non-transferable, worldwide license to promote, market, distribute and sublicense application hosting services, bundled or unbundled with ELECTRONIC REGISTRY SYSTEMS, INC. products, to End Users.
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2.2  Distribution.

(a) ELECTRONIC REGISTRY SYSTEMS, INC. may distribute the application hosting services bundled or unbundled with applications hosted by InsynQ or developed by ELECTRONIC REGISTRY SYSTEMS, INC. through Licensee provided that prior to providing the services to any LICENSEE ELECTRONIC REGISTRY SYSTEMS, INC. enters into a written agreement with such Licensing ("Distribution Agreement") containing at a minimum provisions at least as protective of INSYNQ and not materially less restrictive on licensing than those as set forth in this Agreement. It is understood that so long as a Distribution Agreement complies with the foregoing, it may be a standard form of distribution agreement that ELECTRONIC REGISTRY SYSTEMS, INC. uses for its other products. ELECTRONIC REGISTRY SYSTEMS, INC. will provide INSYNQ with copies of the Distribution Agreements upon request.

(b) ELECTRONIC REGISTRY SYSTEMS, INC. will use its best efforts to ensure that all Licensees abide by the terms of their Distribution Agreements and, upon request by INSYNQ, shall keep INSYNQ apprised of its activities to enforce such terms with particular Licensees. In addition, ELECTRONIC REGISTRY SYSTEMS, INC. shall take all reasonable steps to ensure that INSYNQ shall have the right to enforce such agreements as an intended third party beneficiary. ELECTRONIC REGISTRY SYSTEMS, INC. further agrees that (i) INSYNQ may join ELECTRONIC REGISTRY SYSTEMS, INC. as a named plaintiff in any suit relating to the Services brought by ELECTRONIC REGISTRY SYSTEMS, INC. against any Licensing and (ii) ELECTRONIC REGISTRY SYSTEMS, INC. will take such other actions, give such information, and render such aid, as may be necessary to allow INSYNQ to bring and prosecute such suits.

2.3 Documentation. In addition to the rights granted to ELECTRONIC REGISTRY SYSTEMS, INC. to reproduce the Services pursuant to Section 2.1 above, and subject to the terms and conditions of this Agreement, INSYNQ hereby grants to ELECTRONIC REGISTRY SYSTEMS, INC. the right to reproduce and distribute the documentation produced by INSYNQ including but not limited any service level agreements, marketing collateral, connectivity guidelines and/or rates, in whole or in part, in connection with its marketing and licensing of the services.

2.4 No Other Grant. Except as expressly provided herein, INSYNQ does not grant to ELECTRONIC REGISTRY SYSTEMS, INC. any right or license, express or implied Documentation or Trademarks.

3.   ELECTRONIC REGISTRY SYSTEMS, INC. OBLIGATIONS.

3.1 Promotion of Product. ELECTRONIC REGISTRY SYSTEMS, INC. shall use reasonable commercial efforts to market, promote and distribute Inynq's services by marketing said services through their direct sales force to end-users interested in utilizing application products in an outsourced environment.

3.2 Advertising. ELECTRONIC REGISTRY SYSTEMS, INC. shall not make any representations or warranties with respect to the application hosting services provided by InsynQ that are inconsistent with the descriptions and warranties contained in the Documentation and shall not make any representations or warranties on INSYNQ's-behalf

3.3 Sales Personnel. ELECTRONIC REGISTRY SYSTEMS, INC. shall equip its sales personnel with adequate training, marketing, sales and technical literature as determined by ELECTRONIC REGISTRY SYSTEMS, INC.'s reasonable judgment, and ELECTRONIC REGISTRY SYSTEMS, INC. agrees to maintain at all times a competent, qualified sales and support staff for services in accordance with ELECTRONIC REGISTRY SYSTEMS, INC.'s guidelines and needs.

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3.4  Press Release. Neither party shall have the right to issue any press release concerning this Agreement without the other party's prior approval. The parties shall, however, cooperate so that each party may issue such a press release in a timely manner.

3.5 Support. ELECTRONIC REGISTRY SYSTEMS, INC. shall be solely responsible for providing Level 1 support defined as taking the end-user customer's first Call and identifying whether the incident is an application problem specifically or a InsynQ service incident. In order to support its Licensees and all End Users for services provided by InsynQ ELECTRONIC REGISTRY SYSTEMS, INC. shall prominently display ELECTRONIC REGISTRY SYSTEMS, INC.'s technical support telephone number in the documentation and other material accompanying distribution of services. Provided that INSYNQ shall have complied with its obligations under Section 5.3, ELECTRONIC REGISTRY SYSTEMS, INC. shall ensure that all questions regarding the use or operation of the Services distributed hereunder are directed to and answered by ELECTRONIC REGISTRY SYSTEMS, INC.. ELECTRONIC REGISTRY SYSTEMS, INC. shall not represent to any third party that INSYNQ is available to answer any customer questions directly and INSYNQ shall have no obligation to furnish any assistance, information or documentation with respect to the services to any Licensing or End User. INSYNQ shall refer any customer service questions relating to copies of the services distributed hereunder to ELECTRONIC REGISTRY SYSTEMS, INC..

3.6 Compliance with Law. ELECTRONIC REGISTRY SYSTEMS, INC. shall comply with all laws and regulations applicable to ELECTRONIC REGISTRY SYSTEMS, INC.'s performance and the marketing and distribution of the Services and Products hereunder. Without limiting the generality of the foregoing, ELECTRONIC REGISTRY SYSTEMS, INC. (a) shall not distribute the services in any country where such distribution would be unlawful; and (b) shall comply with all Department of Commerce and other United States exports controls regarding the license and delivery of technology and ELECTRONIC REGISTRY SYSTEMS, INC. Products abroad including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.

4.   COMPENSATION.

4.1 Fees. ELECTRONIC REGISTRY SYSTEMS, INC. shall pay INSYNQ a fee of $80 per subscriber of their application as they said subscribers contract to utilize ELECTRONIC REGISTRY SYSTEMS, INC. applications in a hosted environment.

4.2 Late Fee. ELECTRONIC REGISTRY SYSTEMS, INC. shall pay INSYNQ a late charge on outstanding amounts due equal to one and one half (1-1/2) percent per month or the maximum amount allowed by law, whichever is less.

4.3 Taxes. Amounts payable to INSYNQ under this Agreement are solely related to taxes on services and/or products under this Agreement and are payable in full to INSYNQ without reduction for taxes (including any withholding tax) or customs duties. in addition, ELECTRONIC REGISTRY SYSTEMS, INC. shall be responsible for and shall indemnify INSYNQ for any and all taxes (including, without limitation, sales, use, value-added and similar taxes) and customs duties paid or payable, however designated, levied, or based on amounts payable to INSYNQ hereunder or on End-User's use or possession of the Services under or in accordance with the provisions of this Agreement, but exclusive of United states federal, state and local taxes based on INSYNQ's net income.

4.4 Payment in United States Currency. All payments shall be made in United States Dollars, free of any withholding tax and of any currency control or other restrictions to INSYNQ at the address indicated by INSYNQ TO ELECTRONIC REGISTRY SYSTEMS, INC..

4.5 Payment Schedule. All payments for InsynQ services shall be due a payable by the 15/th/ day of each month following the month in which the actual services were contracted.

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4.6  Nonrefundable. Subject to InsynQ's substantial performance of its obligations as set forth in this Agreement, all amounts received by InsynQ hereunder shall be nonrefundable.

5.   INSYNQ'S OBLIGATIONS.

5.1 Uptime. ASP Warrants that it shall maintain the following service levels with respect to its End User customers. ASP's systems will be operational such that End Users have the ability to access the Software a minimum of 97% of the time. ASP has contractually agreed with ELECTRONIC REGISTRY SYSTEMS, INC. that access to the Software by their End User customers will be available. In the event that InsynQ is unable to meet the guaranteed 97% service level agreement, ELECTRONIC REGISTRY SYSTEMS, INC. shall be compensated as follows: The afore mentioned up-time, does not include telecommunications lines, or it's ancillary components at the customers site.

     97%+ uptime    0% discount
     90% - 96.99%   7% discount off impacted customer's service fees
     80% - 89.99%   17% discount off impacted customer's service fees

5.2 Training Fees. During the term of this Agreement, INSYNQ shall provide an initial one-day sales training to the existing ELECTRONIC REGISTRY SYSTEMS, INC. sales team free of charge at ELECTRONIC REGISTRY SYSTEMS, INC. corporate headquarters. Subsequent sales trainings will be charged at the rate of $1,000 per day and all related travel expenses at a location centrally agreed upon by both parties.

5.3  Maintenance and Support.

(a) General. INSYNQ shall provide maintenance and technical support to ELECTRONIC REGISTRY SYSTEMS, INC. during INSYNQ's regular business hours (7 am to 6 pm, Pacific standard time). All support shall be provided in English from INSYNQ's offices, via a 1-800 telephone line unless otherwise agreed in advance in writing. INSYNQ shall make best efforts to respond to a customer's "system down" within 90 (90) minutes from the time that INSYNQ is aware of such "system down". INSYNQ will provide a said response time related to "system down" issues 24 hours a day, 7 days a week, 365 days per year. ELECTRONIC REGISTRY SYSTEMS, INC. may make requests for support by telephone, pager, fax, e-mail or any other reasonable means. INSYNQ's obligation to provide support under this Section 5.3 shall extend solely to requests for support received from ELECTRONIC REGISTRY SYSTEMS, INC.. INSYNQ will have no obligation to furnish any assistance, information or documentation with respect to the services to any Licensing or End User. INSYNQ shall designate appropriate engineering and technically support staff that shall be available to assist ELECTRONIC REGISTRY SYSTEMS, INC. in resolving any maintenance and technical support problems, which support shall include a designated representative to act as a liason between INSYNQ and ELECTRONIC REGISTRY SYSTEMS, INC..

6.0  ELECTRONIC REGISTRY SYSTEMS, INC.'s OBLIGATIONS

6.1  Trademark Use.

(a) Use. During the term of this Agreement, ELECTRONIC REGISTRY SYSTEMS, INC. may and without obligation use and reproduce the Trademarks, including but not limited to InsynQ, Inc.(TM), InterlynQ Server(TM), IdesQ Applicance(TM), and additional products as developed, in connection with ELECTRONIC REGISTRY SYSTEMS, INC.'s marketing, advertising, promotion, and distribution of the Product and/or Services. ELECTRONIC REGISTRY SYSTEMS, INC.'s use of the Trademarks shall not create any right, title or interest therein. ELECTRONIC REGISTRY SYSTEMS, INC. shall use the Trademarks only in a manner which complies in all material respects with INSYNQ's policies in effect from time to time.

(b) Goodwill. If ELECTRONIC REGISTRY SYSTEMS, INC. in the course of distributing the services, acquires any goodwill or reputation in any of the Trademarks, all such goodwill or reputation shall

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automatically vest in INSYNQ when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to ELECTRONIC REGISTRY SYSTEMS, INC. and ELECTRONIC REGISTRY SYSTEMS, INC. agrees to take all such actions necessary to effect such vesting. ELECTRONIC REGISTRY SYSTEMS, INC. shall not contest the validity of any of the Trademarks or INSYNQ's exclusive ownership of them.

(c) Adoption of Marks. During the term of this Agreement, ELECTRONIC REGISTRY SYSTEMS, INC. shall not adopt, use, or register, whether as a corporate name, trademark, service mark or other indication of origin, any of the Trademarks, or any word or mark confusingly similar to the Trademarks in any jurisdiction.

6.2 Protection of Rights. ELECTRONIC REGISTRY SYSTEMS, INC. shall use reasonable efforts to protect INSYNQ's proprietary rights, to the extent that it is aware of those proprietary rights, related to the services, including without limitation, INSYNQ's copyright, patent, trade secret, and trademark rights ("Proprietary Rights"), and to cooperate without charge in INSYNQ's efforts to protect its Proprietary Rights. ELECTRONIC REGISTRY SYSTEMS, INC. shall promptly notify INSYNQ of any known or suspected infringements of INSYNQ's Proprietary Rights that come to ELECTRONIC REGISTRY SYSTEMS, INC.'s attention. INSYNQ shall have the exclusive right to institute infringement or other appropriate legal action against alleged prospective or actual infringers of its Proprietary Rights. INSYNQ shall incur all expenses in connection therewith and shall retain all monetary recoveries received therefrom. ELECTRONIC REGISTRY SYSTEMS, INC. shall not take any action to jeopardize, limit or interfere with INSYNQ's ownership of and rights in the Services.

7.   CONFIDENTIALITY.

7.1 Confidential Information. "Confidential Information" means (i) the terms and conditions of this Agreement, and (ii) any and all other information disclosed by one party to the other which is marked "confidential" or "proprietary", including oral information which is designated confidential at the time of disclosure, provided that it is reduced to a written summary marked "confidential" which is supplied to the other party within thirty (30) days of the oral disclosure. Subject to the provisions of Section 7.2, all information regarding the services, including without limitation, all information with respect to the use, installation and operation of the services, whether received bY ELECTRONIC REGISTRY SYSTEMS, INC. from INSYNQ or developed by ELECTRONIC REGISTRY SYSTEMS, INC. shall be deemed INSYNQ Confidential Information whether or not it is designated as confidential.

7.2 Exclusions. "Confidential Information" does not include any information that the receiving party can demonstrate by written records: (a) was known to the receiving party prior to its disclosure hereunder by the disclosing party;
(b) is independently developed by the receiving party; (c) is or becomes publicly known through no wrongful act of the receiving party; (d) has been rightfully received from a third party authorized to make such disclosure without restriction; (e) has been approved for public release by the disclosing party's prior written authorization; or (f) has been produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.

7.3 Preserving Confidentiality. Each party hereby agrees that it shall not use any Confidential Information received from the other party other than as expressly permitted under the terms of this Agreement or as expressly authorized in writing by the other party. Neither party shall disclose the other party's Confidential Information to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with that party consistent with this Section 7.

8.   REPRESENTATIONS AND WARRANTIES.

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8.1  By INSYNQ.

(a) General. INSYNQ represents and warrants that: (i) INSYNQ owns all right, title and interest in and to the services; (ii) INSYNQ has not granted, and will not grant during the term of this Agreement, any rights in or to the Services that conflict with the rights granted to ELECTRONIC REGISTRY SYSTEMS, INC. hereunder, (iii) to the best of INSYNQ's knowledge the use, reproduction and distribution of the services does not infringe any United States copyright, patent (issued as of the Effective Date), trademark or trade secret of any third party; and (iv) INSYNQ has the right, power and authority to grant the rights and licenses specified in this Agreement.

(b)  Product Warranty.

(i) INSYNQ warrants that for a period of ninety (90) days after delivery of the Services to ELECTRONIC REGISTRY SYSTEMS, INC. the Services shall substantially perform in accordance with its specifications when used in accordance with the Documentation. All warranty claims not made in writing or within such period shall be deemed waived. The foregoing warranty is solely for the benefit of ELECTRONIC REGISTRY SYSTEMS, INC. and ELECTRONIC REGISTRY SYSTEMS, INC. shall have no authority to extend such warranty to any third party. INSYNQ's sole obligation and liability, and ELECTRONIC REGISTRY SYSTEMS, INC.'s sole remedy, with respect to any breach of the foregoing warranty shall be for INSYNQ, at its option, to correct any defects in the products and services being rendered in accordance with the procedures in Section 5.3, or to replace any defective media on which the master copy of the Services is contained or to refund to ELECTRONIC REGISTRY SYSTEMS, INC. the purchase price for the defective Product.

8.2 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICES IS LICENSED TO ELECTRONIC REGISTRY SYSTEMS, INC. "AS IS". INSYNQ MAKES NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SERVICES OR THE DOCUMENTATION, AND INSYNQ SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. INSYNQ DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SERVICES WILL MEET ELECTRONIC REGISTRY SYSTEMS, INC.'S REQUIREMENTS OR THAT THE OPERATION OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SERVICES WILL BE CORRECTED. FURTHERMORE, INSYNQ DOES NOT MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SERVICES OR THE DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

9.   INDEMNIFICATION.

9.1 By INSYNQ. INSYNQ agrees to defend, indemnify and hold ELECTRONIC REGISTRY SYSTEMS, INC. harmless from any liability or expense paid to third parties (including without limitation reasonable attorneys' fees) incurred by ELECTRONIC REGISTRY SYSTEMS, INC. as a result of any judgment or adjudication against ELECTRONIC REGISTRY SYSTEMS, INC. or final settlement arising from any claim that the Services or Documentation under ordinary use and when used within the scope of this Agreement, infringe any United States copyright, patent (issued as of the Effective Date), trademark, or trade secret of any third party; provided that ELECTRONIC REGISTRY SYSTEMS, INC. provides INSYNQ with (a) prompt written notice of such claim; (b) promptly tenders to INSYNQ sole control over the defense and settlement of such claim at INSYNQ's expense and with INSYNQ's choice of counsel; and (c) full information and reasonable assistance to defend and/or settle such claim. ELECTRONIC REGISTRY SYSTEMS, INC. may not settle any such claim without INSYNQ's prior written consent. In the event that the Services or Documentation, or any part of any of the foregoing, is held, or in INSYNQ's Sole opinion, may be held to constitute an infringement, INSYNQ, at its option and expense, may either (x) modify the Services or Documentation so they become non-infringing; (y) procure for ELECTRONIC

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REGISTRY SYSTEMS, INC. a license to use the infringing materials; or (z) accept the return of the Services and Documentation and return to ELECTRONIC REGISTRY SYSTEMS, INC. all unamortized portions of amounts actually received from ELECTRONIC REGISTRY SYSTEMS, INC. for the infringing Services using a five year straight line depreciation commencing from the Effective Date.

9.2 Exclusions. Notwithstanding the foregoing, INSYNQ will have no liability if the alleged infringement arises from (a) the modification of the Services or Documentation by any party other than INSYNQ; (b) the use of other than the then-current, unmodified Release of the Services; or (c) the combination of the Services with computer programs or products not provided to ELECTRONIC REGISTRY SYSTEMS, INC. by INSYNQ, unless INSYNQ authorized such combination in advance in writing.

9.3 By ELECTRONIC REGISTRY SYSTEMS, INC.. Except as set forth in Section 9.1, ELECTRONIC REGISTRY SYSTEMS, INC. hereby agrees to indemnify and hold INSYNQ harmless against any cost, liability, and expense (including reasonable attorneys' fees) arising from any action or claim brought or threatened against INSYNQ arising from (i) the sales and marketing practices of ELECTRONIC REGISTRY SYSTEMS, INC. its Licensings, or ELECTRONIC REGISTRY SYSTEMS, INC.'s or its Licensing's representatives and agents, including without limitation, any material misrepresentation, warranty or guarantee made by ELECTRONIC REGISTRY SYSTEMS, INC. or its agents, representatives or Licensings regarding the Services other than those contained in INSYNQ's marketing materials, the Documentation or INSYNQ's standard customer license agreements; or (ii) a claim that any of ELECTRONIC REGISTRY SYSTEMS, INC.'s Products infringes any United States copyright, patent (issued as of the Effective Date), trademark or trade secret of any third party.

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10.    LIMITATION OF LIABILITY.

IN NO EVENT WILL INSYNQ'S TOTAL AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SERVICES OR DOCUMENTATION EXCEED THE AMOUNT OF FEES ACTUALLY PAID BY ELECTRONIC REGISTRY SYSTEMS, INC. TO INSYNQ HEREUNDER. IN NO EVENT SHALL INSYNQ HAVE ANY LIABILITY TO ELECTRONIC REGISTRY SYSTEMS, INC. OR ANY THIRD PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF THE SERVICES OR DOCUMENTATION OR THE FAILURE OF THE SERVICES TO PERFORM, OR FOR ANY OTHER REASON OR ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF INSYNQ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE PARTIES AGREE THAT THIS SECTION 10 REPRESENTS A REASONABLE ALLOCATION OF RISK.

11.    TERM AND TERMINATION.

11.1   Term.   The term of this Agreement shall commence on the Effective Date and continue for a period of One (1) year unless earlier terminated as set forth herein. The term of this Agreement shall be automatically extended for an additional one (1) year period, unless either party notifies the other in writing a minimum of sixty (60) days prior to the termination date as set forth herein. Either party has the right to terminate the agreement upon ninety (90) Days written notice.

11.2   Termination for Breach or Insolvency.   Each party shall have the right
to terminate this Agreement on written notice if (a) the other party ceases to do business in the ordinary course or becomes insolvent (i.e., unable to pay its debts in the ordinary course as they come due), or is declared bankrupt, or is the subject of any liquidation or insolvency proceeding which is not dismissed within ninety (90) days, or makes any assignment for the benefit of creditors, or (b) the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof.

11.3   Effect of Termination.   Upon the expiration or termination of this
Agreement:

(a) ELECTRONIC REGISTRY SYSTEMS, INC. shall immediately pay to INSYNQ all License Fees and any other amounts due to INSYNQ hereunder;

(b) ELECTRONIC REGISTRY SYSTEMS, INC. shall, within ten (10) days of such expiration or termination (i) return to INSYNQ or destroy all Confidential Information and all copies thereof, of materials received from INSYNQ and for which ELECTRONIC REGISTRY SYSTEMS, INC. has not paid INSYNQ a License Fee; (ii) erase any and all of the foregoing from all computer memories and storage devices within ELECTRONIC REGISTRY SYSTEMS, INC.'s or its Licensings' possession or control; and (iii) provide INSYNQ with a signed written statement certifying that it has complied with the foregoing obligations.

(c) All rights and licenses granted BY INSYNQ hereunder to ELECTRONIC REGISTRY SYSTEMS, INC. shall terminate, provided such termination shall not result in the termination of End User licenses for copies of the Services which have been purchased by End Users.

(d) INSYNQ agrees that it will offer maintenance and support services to ELECTRONIC REGISTRY SYSTEMS, INC.'s End Users after termination on terms substantially similar to those under which it provides such services to End Users who have licensed the Services directly from INSYNQ or other ELECTRONIC REGISTRY SYSTEMS, INC.s or Licensees.

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11.4   No Liability.   In the event of termination by either party in accordance
with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of INSYNQ or ELECTRONIC REGISTRY SYSTEMS, INC.. Termination shall not, however, relieve either party of obligations occurred prior to such termination.

12.    MISCELLANEOUS.

12.1 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer this Agreement or its rights or obligations hereunder without the other party's prior written consent, which consent may not be unreasonably withheld. Any assignment or other transfer without the other party's prior written consent will be null and void. However, either party may assign this Agreement without the other party's consent to a third party to which substantially all of the assigning party's assets are sold, assigned or otherwise transferred, provided that such third party is not a trustee in a bankruptcy or a receiver appointed for the benefit of the assigning party's creditors.

12.2   Waiver and Amendment.   No modification, amendment or waiver of any
provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

12.3   Choice of Law; Jurisdiction, Venue.   This Agreement shall be governed by
the laws of the State of Washington. For any disputes arising out of this Agreement, the parties consent to the personal and exclusive jurisdiction of, and venue in, the state or federal courts within Tacoma, WA.

12.4   Notices.    All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective when (a) personally delivered; (b) the day following transmission if sent by confirmed facsimile; or (c) three (3) days after posting when sent by certified or registered US Mail or by registered private carrier (e.g., DHL, Federal Express, etc.). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by either party to the other in writing.

12.5   Independent Contractors.   The parties are independent contractors with
respect to each other. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

12.6   Severability.   If any provision of this Agreement shall be held by a
court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

12.7 Complete Understanding. This Agreement, including all Exhibits attached hereto and hereby incorporated by reference, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, either written or oral.

12.8   Further Assurances.   Each party agrees to do and perform all such
further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the other party's rights hereunder.

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

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

INSYNQ, INC.                                 ELECTRONIC REGISTRY SYSTEMS, INC.

By: /s/ Don Manzano                               By: /s/ Ashok Ramaswamy


Name: Don Manzano                                 Name: Ashok Ramaswamy

Title: President/COO                              Title: President

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

                                   EXHIBIT A
                              INYSYNQ'S SERVICES

InsynQ licenses ELECTRONIC REGISTRY SYSTEMS, INC. to promote, resell and distribute the following:

InsynQ's Application Hosting Services
-------------------------------------

Application Hosting Services refer to InsynQ deploying applications offered on a subscription basis by Electronic Registry Systems, Inc. to Electronic Registry Systems, Inc.'s end-user customers including, but not limited to, Electronic Registry Systems, Inc. applications, Microsoft Office Suite, Sun's StarOffice software, GoldMine! Act, and all other associated applications currently being hosted by InsynQ.

InsynQ will work with Electronic Registry Systems, Inc. in providing them with an updated application list no less than one time per quarter.

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

                                   EXHIBIT B
                Electronic Registry Systems, Inc. Applications

InsynQ agrees to host all pre-tested Electronic Registry Systems, Inc. applications (as agreed to and adequately licensed by the original application vendor). Additional products will be hosted by InsynQ as requested by Electronic Registry Systems, Inc. after InsynQ has tested and certified that additional products work well and meet minimum performance guidelines on our server farm.

InsynQ's charges for said testing services shall be one hundred fifty ($150.00) dollars per hour for each hour of time spent by an InsynQ engineer. There will be no charge for testing services conducted remotely by Electronic Registry Systems, Inc. personnel.

InsynQ warrants that under no circumstances shall InsynQ or associated partners or representatives attempt to resell Electronic Registry Systems, Inc.'s applications without express written permission and that all inquiries associated with the Electronic Registry Systems, Inc. applications shall be referred directly to Electronic Registry Systems, Inc.

Electronic Registry Systems, Inc.'s PROPRIETARY RIGHTS IN ITS APPLICATION(S):
InsynQ acknowledges and agrees that Electronic Registry Systems, Inc.'s applications as well as all documentation, manuals, and copies InsynQ may make of the Application(s) provided under this agreement are subject to the proprietary rights of Electronic Registry Systems, Inc, and are trade secrets and confidential information of Electronic Registry Systems, Inc. Further, the software is an unpublished work for which Electronic Registry Systems, Inc holds all rights including copyright. The disclosure of any information pertaining to the software or providing access to such software or documentation to any third parties, without the written consent of Electronic Registry Systems, Inc is absolutely prohibited, in order to prevent dissemination to or use by non-licensed parties. Neither InsynQ nor its employees or agents are permitted to decompile, reverse engineer, or otherwise attempt to gain access to the application(s) source code or to the sequence, structure and organization of the source code.

InsynQ agrees upon termination for any reason to destroy or return to Electronic Registry Systems, Inc., the application(s) and all copies of the application(s) provided by Electronic Registry Systems, Inc. in any form, and InsynQ shall provide a letter stating that the application(s) have been returned or destroyed and any copies of the application(s) on the hard disk has been removed.

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